As filed with the Securities and Exchange Commission on May 25, 2012.
 Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
______________________

BUFFALO WILD WINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	31-1455915 (I.R.S. Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota (Address of Principal Executive Offices)	55416 (Zip Code)

Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan
(Full Title of the Plan)

Sally J. Smith Chief Executive Officer and President Buffalo Wild Wings, Inc. 5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota 55416 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service:  (952) 593-9943
______________________
Copies to:
John Haveman
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota  55402-3901
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):
Large Accelerated Filer ☑	Accelerated Filer	Non-accelerated Filer	Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, no par value	1,556,110	$85.12	$127,680,000	$14,632.13

(1)
As described in the Explanatory Note in this registration statement, the number of shares of common stock, no par value (“Common Stock”) registered hereby consists of (a) 1,500,000 shares being registered for the first time pursuant to the Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), plus (b) 56,110 shares (the “Carryover Shares”) that were previously available for future awards under the Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan (as amended through December 4, 2008) (the “2003 Plan”) as of May 2, 2012, the date of the adoption of the 2012 Plan, and may now be issued under the 2012 Plan.

(2)
This registration statement also will cover any additional shares of Common Stock that become issuable under the 2012 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the Nasdaq Global Market on May 24, 2012.  The Registrant is paying registration fees solely with respect to the 1,500,000 shares of Common Stock being newly registered hereby.

BUFFALO WILD WINGS, INC.

EXPLANATORY NOTE

The shareholders of Buffalo Wild Wings, Inc. (the “Company”) approved the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) on May 2, 2012 (the “Approval Date”).  Under the 2012 Plan, the following shares of common stock, no par value (“Common Stock”) are available for issuance thereunder: (a) 1,500,000 shares (the “New Shares”), and (b) 56,110 shares remaining available for future grants under the Company’s 2003 Equity Incentive Plan (as amended through December 4, 2008) (the “2003 Plan”) as of the Approval Date (the “Carryover Shares”).  In addition, the number of shares of Common Stock available for issuance under the 2012 Plan will be increased by the number of shares subject to awards (made under the 2012 Plan or that were outstanding under the 2003 Plan on the Approval Date) that expire, are forfeited, or are settled in cash.  The Company’s authority to grant new awards under the 2003 Plan terminated upon shareholder approval of the 2012 Plan on the Approval Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares. Additional shares of Common Stock registered under the 2003 Plan may become available for future grants under the 2012 Plan if awards made under the 2003 Plan that were outstanding on the Approval Date expire, are forfeited, or are settled in cash.  Such shares may be registered for issuance under the 2012 Plan pursuant to subsequent registration statements.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed (File No. 000-24743) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:

(a)           The Annual Report on Form 10-K of the Company for the fiscal year ended December 25, 2011 (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2012 Annual Meeting of Shareholders);

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)           The description of the Company’s Common Stock contained in the registration statement on Form 8-A filed on November 17, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Under the Minnesota Business Corporation Act (the “MBCA”), a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers and employees against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation.  The Company’s Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the MBCA.  The MBCA also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law.

The Company’s Articles of Incorporation limit the liability of its directors for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by the MBCA.  Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.1
Restated Articles of Incorporation, As Amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008 (File No. 000-24743) filed with the Securities and Exchange Commission on August 8, 2008)

4.2
Amended and Restated By-Laws, As Amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-24743) filed with the Securities and Exchange Commission May 27, 2009)

5	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant

23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney (included with signatures to this Registration Statement)

99.1
Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 000-24743) filed with the Securities and Exchange Commission on March 22, 2012)

Item 9.    Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota on the 25th day of May, 2012.

BUFFALO WILD WINGS, INC.

By	/s/ Sally J. Smith
Sally J. Smith
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Buffalo Wild Wings, Inc., hereby severally constitute Sally J. Smith and Mary J. Twinem, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Buffalo Wild Wings, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 25, 2012 by the following persons in the capacities indicated:

Name	Title

/s/ Sally J. Smith	Chief Executive Officer, President and Director
Sally J. Smith
Principal Executive Officer

/s/ Mary J. Twinem	Executive Vice President, Chief Financial Officer and Treasurer
Mary J. Twinem
Principal Financial and Accounting Officer

/s/ Dale M. Applequist	Director
Dale M. Applequist

/s/ James M. Damian	Director, Chairman of the Board
James M. Damian

/s/ Michael P. Johnson	Director
Michael P. Johnson

/s/ Robert W. MacDonald	Director
Robert W. MacDonald

/s/ Warren E. Mack	Director
Warren E. Mack

/s/ J. Oliver Maggard	Director
J. Oliver Maggard

/s/ Jerry R. Rose	Director
Jerry R. Rose

INDEX TO EXHIBITS

No.	Description	Manner of Filing
4.1	Restated Articles of Incorporation, As Amended, of the Company	Incorporated by Reference

4.2	Amended and Restated By-Laws, As Amended, of the Company	Incorporated by Reference

5	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant	Filed Electronically

23.1	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5 to this Registration Statement

23.2	Consent of Independent Registered Public Accounting Firm	Filed Electronically

24	Powers of Attorney	Included with signatures to this Registration Statement

99.1	Buffalo Wild Wings, Inc. 2012 Equity Incentive Plan	Incorporated by Reference